EXHIBIT 7
EXECUTION VERSION
VOTING AGREEMENT
VOTING AGREEMENT, dated as of January 21, 2017 (this “Agreement”), by and among Biotest Pharmaceuticals Corporation, a Delaware corporation (“Seller”), ADMA Biologics, Inc., a Delaware corporation (the “Company”), and each of the Persons listed on Schedule 1 hereto (each, a “Stockholder”, and to the extent more than one Person is listed, collectively, the “Stockholders”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement (hereinafter defined).
W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery of this Agreement, Seller, the Company, ADMA BioManufacturing, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Buyer”), Biotest AG, a company organized under the laws of Germany, and Biotest U.S. Corporation, a Delaware corporation, are entering into that certain Master Purchase and Sale Agreement, dated as of the date of this Agreement (the “Purchase Agreement”), pursuant to which, among other things, (i) Seller wishes to sell the Purchased Assets and assign the Assumed Liabilities to Buyer, and Buyer wishes to purchase the Purchased Assets and assume the Assumed Liabilities from Seller and (ii) the parties thereto desire to engage in the other transactions as set forth therein and in the Commercial Agreements, the Equity Documents and the Other Agreements, in each case, subject to the terms and conditions set forth therein;
WHEREAS, as of the date of this Agreement, each Stockholder is the Beneficial Owner of the number of outstanding shares of voting common stock, par value $0.0001 per share, of the Company (the “Common Stock”), set forth opposite such Stockholder’s name on Schedule 1 hereto, all of which shares such Stockholder controls the right to vote; and
WHEREAS, as a condition to the willingness of Seller to enter into the Purchase Agreement, Seller has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein, including with respect to the Covered Shares (as hereinafter defined).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS
1.1.            Certain Defined Terms.  For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Agreement” has the meaning ascribed to it in the Preamble to this Agreement.
“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act.  The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.
“Buyer” has the meaning ascribed to it in the Recitals to this Agreement.
“Common Stock” has the meaning ascribed to it in the Recitals to this Agreement.
“Company” has the meaning ascribed to it in the Preamble to this Agreement.
“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Covered Shares” means, the Existing Shares Beneficially Owned by a Stockholder and any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case that a Stockholder acquires Beneficial Ownership of, on or after the date of this Agreement.
“Existing Shares” means, the number of shares of Common Stock set forth opposite each Stockholder’s name on Schedule 1 hereto.
“Purchase Agreement” has the meaning ascribed to it in the Recitals to this Agreement.
“Other Voting Agreements” means the similar voting agreements entered into by other stockholders of the Company in connection with the transactions contemplated by the Purchase Agreement.
“Permitted Transfer” means either (a) a Transfer by a Stockholder (or an Affiliate thereof) to an Affiliate of such Stockholder; provided that such transferee Affiliate agrees in writing to assume all of such transferring Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as such transferring Stockholder is bound hereunder, or (b) a Transfer or series of Transfers, by a Stockholder, of shares of Common Stock in an amount that does not exceed three percent (3%) of the aggregate number shares of Common Stock then issued and outstanding.
“Purchase Agreement” has the meaning ascribed to it in the Recitals to this Agreement.
 “Seller” has the meaning ascribed to it in the Preamble to this Agreement.
“Stockholder” has the meaning ascribed to it in the Preamble to this Agreement.
 “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).
ARTICLE II

VOTING
2.1.            Agreement to Vote.  Each Stockholder hereby agrees that during the term of this Agreement, at the ADMA Stockholders’ Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, it shall, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:
(a)            appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and
(b)            vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (i) in favor of the adoption of the Purchase Agreement, (ii) in favor of any action, approval or agreement in furtherance of the transactions contemplated by the Purchase Agreement; and (iii) against any Alternative Transaction Proposal (as defined in the Purchase Agreement); provided that if, in response to a Superior Transaction received by the Company’s board of directors after the date of this Agreement, the Company’s board of directors makes an Adverse Recommendation Change in accordance with Section 6.8 of the Purchase Agreement and it does not terminate the Purchase Agreement, the number of each Stockholder’s Covered Shares (which are entitled to so vote or consent) that are subject to this Section 2.1 shall be reduced (on a pro rata basis with each other stockholder of the Company who executed an Other Voting Agreement to the extent necessary in order that the aggregate number of Covered Shares subject to this Section 2.1 together with all other shares of Common Stock subject to the Other Voting Agreements represents no more than 25% of the Common Stock outstanding at the time of such vote or written consent and entitled to so vote or consent; and provided further, that Section 2.1 shall not require the Stockholder to vote or consent (or cause any Affiliate to vote or consent) in favor of the Purchase Agreement or any of the transactions contemplated thereby, to the extent that the Purchase Agreement has been amended in a manner that is materially adverse in the aggregate to the stockholders of the Company.  Notwithstanding anything herein to the contrary, this Section 2.1(b) shall not require the Stockholder to be present (in person or by proxy) or vote (or cause to be voted) any of the Covered Shares to amend the Purchase Agreement or take any action that could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (i) changes the form, timing or amount of the Purchase Price or other consideration contemplated by the Purchase Agreement or (ii) extends the Outside Date.
(c)            Notwithstanding the foregoing, each Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Covered Shares with respect to any matter not covered by this Section 2.1 in any manner such Stockholder deems appropriate, provided that such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to adversely affect, or prevent or delay the consummation of, the transactions contemplated by the Purchase Agreement.
2.2.            No Inconsistent Agreements.  Each Stockholder hereby, represents, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar agreement with respect to any of the Covered Shares of such Stockholder, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any of the Covered Shares of such Stockholder (other than as contemplated by Section 2.1 hereof), and (c) has not taken and shall not knowingly take any action that would constitute a breach hereof, make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement.
2.3.            Irrevocable Proxy; Power of Attorney. Without limiting the generality of the foregoing, each Stockholder hereby irrevocably constitutes and appoints Buyer or its designees as its true and lawful attorney and proxy, with full power of substitution and re-substitution, and for, in the name of and on behalf of such Stockholder, and in its stead, to vote or consent, or otherwise to utilize such voting power in the manner contemplated by Sections 2.1(a) and 2.1(b) hereof, as Buyer or its designee shall, in its sole discretion, deem proper with respect to the Covered Shares of such Stockholder.  The proxy and power of attorney granted by this Section 2.3 is irrevocable and coupled with an interest and shall not be affected by the subsequent death, disability or incapacity of such

Stockholder.  Each Stockholder hereby revokes all proxies or powers of attorney heretofore made by it with respect to the Covered Shares of such Stockholder.  The proxy and power of attorney granted by this Section 2.3 shall be revoked, terminated and of no further force or effect, automatically and without further action of a Stockholder, upon the termination of this Agreement in accordance with Section 5.1 hereof.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
3.1.            Representations and Warranties of the Stockholders.  Each Stockholder and the Company each severally and not jointly and severally represents and warrants to Seller solely as to itself as follows:
(a)             Organization; Authorization; Validity of Agreement; Necessary Action.  It (other than an individual) is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization.  It has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery by each Stockholder and the Company of this Agreement, the performance by it of its respective obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by such Stockholder and the Company and no other actions or proceedings on the part of the Stockholder or any stockholder or equity holder thereof or the Company or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by each Stockholder and the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of each Stockholder and the Company enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
(b)            Ownership.  Each Stockholder’s Existing Shares are, and all of the Covered Shares Beneficially Owned by each Stockholder from the date of this Agreement through and on the Closing Date will be, Beneficially Owned by such Stockholder except to the extent such Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer.  Each Stockholder is the Beneficial Owner of such Stockholder’s Existing Shares, free and clear of any Encumbrances, other than (i) any Encumbrances pursuant to this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States and (ii) any lien granted in connection with a general pledge of Covered Shares to the Stockholder’s prime broker, which does and will not affect the Stockholder’s Beneficial Ownership of the Covered Shares.  As of the date of this Agreement, each Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder.  Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, each Stockholder is the sole Beneficial Owner and has and will have at all times during the term of this Agreement sole Beneficial Ownership, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Stockholder at all times during the term of this Agreement.
(c)            Non-Contravention.  The execution, delivery and performance of this Agreement by each Stockholder and the Company do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents or voting agreement, voting trust or similar agreement, as applicable, of such Stockholder or the Company, (ii) contravene or conflict with, or result in any violation or breach of, any Law applicable to such Stockholder or the Company or by which any of its respective assets or properties is bound, (iii) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder or the Company is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Encumbrances upon any of the assets or properties of such Stockholder or the Company, except for any of the foregoing as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Stockholder or the Company to perform its respective obligations hereunder or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
(d)            Consents and Approvals.  The execution and delivery of this Agreement by each Stockholder and the Company does not, and the performance by such Stockholder and the Company of its respective obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Stockholder or the Company to obtain any consent, approval, authorization or permit of any Governmental Authority, other than compliance with the applicable requirements, if any, of the Exchange Act.
3.2.            Representations and Warranties of Seller.  Seller represents and warrants to each Stockholder and the Company as follows:
(a)            Organization; Authorization; Validity of Agreement; Necessary Action. It is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization.  It has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery by Seller of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by Seller and no other actions or proceedings on the part of Seller or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of Seller enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
(b)            Non-Contravention.  The execution, delivery and performance of this Agreement by Seller do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents, or voting agreement, voting trust or similar agreement, as applicable, of Seller, (ii) contravene or conflict with, or result in any violation or breach of, any Law applicable to Seller or by which any of its assets or properties is bound, (iii) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Encumbrances upon any of the assets or properties of Seller, except for any of the foregoing as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Seller to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
(c)            Consents and Approvals.  The execution and delivery of this Agreement by Seller does not, and the performance by Seller of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require Seller to obtain any consent, approval, authorization or permit of any Governmental Authority, other than (i) compliance with the applicable requirements, if any, of the Exchange Act and (ii) the prior approval of the Purchase Agreement and the transactions contemplated thereby by the Company’s board of directors for purposes of Section 203 of the DGCL.
ARTICLE IV

OTHER COVENANTS
4.1.            Prohibition on Transfers.  During the term of this Agreement, each Stockholder agrees not to Transfer any of the Covered Shares of such Stockholder, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer.

4.2.            Stock Dividends, etc.  In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or if any stock dividend or stock distribution is declared, in each case affecting the Covered Shares, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
4.3.            Solicitation.
(a)            Each Stockholder hereby (i) acknowledges that it has reviewed and understands the obligations of a Representative of the Company as set forth in Section 6.8 of the Purchase Agreement and (ii) agrees that it will not, and it will use its commercially reasonable efforts to cause its Representatives and Affiliates not to, directly or indirectly, take any action that a Representative of the Company would, at the applicable time, be prohibited from taking under Section 6.8 of the Purchase Agreement. For the avoidance of doubt, for the purposes of this Agreement, the Stockholder shall be deemed to be a Representative of the Company for the purposes of Section 6.8 of the Purchase Agreement.
(b)            Notwithstanding anything to the contrary in this Agreement, each Stockholder shall be permitted to take any actions that a Representative of the Company is permitted to take under Section 6.8 of the Purchase Agreement.
4.4.            Further Assurances.  During the term of this Agreement, from time to time, at Seller’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.  Without limiting the foregoing, each Stockholder hereby authorizes the Company to publish and disclose in the Proxy Statement and in any other announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares of such Stockholder and the nature of such Stockholder’s obligations under this Agreement; provided, that in advance of any such announcement or disclosure, such Stockholder shall be afforded a reasonable opportunity to review and approve (not to be unreasonably withheld or delayed) such announcement or disclosure.  Except as otherwise required by applicable Law or listing agreement with a national securities exchange or a Governmental Authority, Seller will not make any other disclosures regarding such Stockholder in any press release or otherwise without the prior written consent of such Stockholder (not to be unreasonably withheld or delayed).

ARTICLE V

MISCELLANEOUS
5.1.            Termination.  This Agreement and all obligations, terms and conditions of the parties hereunder shall automatically terminate without any further action required by any Person upon the earliest to occur of: (a) the Closing, (b) the termination of this Agreement by mutual consent of the Company, the Seller and the Stockholder, (c) the date of termination of the Purchase Agreement in accordance with its terms, (d) the Outside Date, and (e) the making of any change, by amendment or modification, or waiver of any provision of the Purchase Agreement in a manner that changes the form, timing or amount of the Purchase Price or other consideration contemplated by the Purchase Agreement, and after the occurrence of any such applicable event, this Agreement shall terminate and be of no further force; provided, however, the provisions of this Section 5.1 and Sections 5.3 through 5.14 shall survive any termination of this Agreement.
5.2.            No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Seller any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Seller, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law. Except as otherwise provided in this Agreement, Seller shall have no authority to direct any Stockholder in (a) the voting or disposition of any of such Stockholder’s Covered Shares or (b) the performance of such Stockholder’s duties or responsibilities as a stockholder of the Company.
5.3.            Fees and Expenses.  All costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.
5.4.            Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):
(a)            if to Seller to:
Biotest Pharmaceuticals Corporation
c/o Biotest AG
Landsteinerstr. 5
63303 Dreieich
Germany
Attention:	Dr. Michael Ramroth and Dr. Martin Reinecke

Facsimile:
Email:	michael.ramroth@biotest.com
martin.reinecke@biotest..com

and to:

Biotest Pharmaceuticals Corporation
5800 Park of Commerce Blvd. NW
Boca Raton, FL 33487
Attention:	Ileana Carlisle, CEO; and Donna Quinn, General Counsel
Facsimile:
Email:	icarlisle@biotestpharma.com
dquinn@biotestpharma.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
3333 Piedmont Road, NE
Suite 2500
Atlanta, Georgia 30305
Attention:	Wayne H. Elowe, Esq.
Facsimile:	678.553.2453
Email:	elowew@gtlaw.com

(b)            if to the Company to:

ADMA Biologics, Inc.
456 Route 17 South
Ramsey, NJ 07446
Attention:	Adam Grossman
Facsimile:	(201) 478-5553
Email:	agrossman@admabio.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Ariel J. Deckelbaum, Esq.
Facsimile:	(212) 757-3990
Email:	ajdeckelbaum@paulweiss.com
(c)            if to the Stockholder:  to the Stockholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

All such notices or communications shall be deemed to have been delivered and received:  (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof.
5.5.            Interpretation.  Unless the express context otherwise requires:
(a)            the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)            terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)            references herein to a specific Section, Subsection, Recital or Schedule  shall refer, respectively, to Sections, Subsections, Recitals or Schedules of this Agreement;

(d)            wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e)            references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 5.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(f)            references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(g)            with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(h)            the word “or” shall be disjunctive but not exclusive;

(i)            references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(j)            references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver) in accordance with the terms thereof;

(k)            the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(l)            if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(m)            the Schedule 1 referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if it were set forth verbatim herein.

5.6.            Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.
5.7.            Entire Agreement.  This Agreement and, to the extent referenced herein, the Purchase Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
5.8.            Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)            This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of laws principles thereof.
(b)            To the fullest extent permitted by Law, each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the court of Chancery of the State of Delaware declines to accept jurisdiction over any particular matter, any state or federal court within the State of Delaware), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) irrevocably waives any claim of improper venue or any claim that those courts are an inconvenient forum, and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts.  To the fullest extent permitted by Law, the parties to this Agreement agree that mailing of process, notice or other papers in connection with any such action or proceeding in the manner provided in Section 6.8 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.
(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8(C).
5.9.            Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Seller, the Company and the Stockholders.  Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party.
5.10.         Remedies.
(a)            The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any particular matter, any state or federal court within the State of Delaware), this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive, to the fullest extent permitted by law, any requirement for the posting of any bond or similar collateral in connection therewith.  The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at Law.

(b)            Any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.
5.11.         Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
5.12.         Successors and Assigns; Third Party Beneficiaries.  Except in connection with a Permitted Transfer, no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
5.13.         Rules of Construction.  The parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
5.14.         Stockholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and the Covered Shares of such Stockholder.  Each Stockholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and notwithstanding anything contained in this Agreement to the contrary, nothing herein shall limit, affect or prohibit, or be construed to limit, affect or prohibit, a Stockholder or any of its Representatives or Affiliates, in each case, who is an officer of the Company or a member of the Company’s board of directors from (i) taking any action in his or her capacity as an officer of the Company or a member of the Company’s board of directors, or (ii) taking any actions that a Representative of the Company is permitted to take under Section 6.8 of the Purchase Agreement in his or her capacity as an officer of the Company or a member of the Company’s board of directors.  For the avoidance of doubt, the obligations of each Stockholder under this Agreement are several and not joint with the obligations of any other Stockholder or any stockholder who is a party to the Other Voting Agreements, and such Stockholder shall not be responsible in any way for the performance of any obligations, or the actions or omissions, of any other Stockholder hereunder or any stockholder under the Other Voting Agreements.  Nothing contained herein, and no action taken by the Stockholders pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement or the Other Voting Agreements.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.
BIOTEST PHARMACEUTICALS CORPORATION

By:	/s/ Ileana Carlisle
	Name:	Ileana Carlisle
	Title:	CEO

ADMA BIOLOGICS, INC.

By:	/s/ Adam Grossman
	Name:	Adam Grossman
	Title:	President & CEO

JERROLD GROSSMAN

By:	/s/ Jerrold B. Grossman
	Name:	Jerrold B. Grossman
Title:

THE GENESIS FOUNDATION

By:	/s/ Jerrold B. Grossman
	Name:	Jerrold B. Grossman
	Title:	President

[Signature Page to Voting Agreement]

SCHEDULE 1
STOCKHOLDER INFORMATION

Name and Contact Information	Shares of Common Stock

Jerrold Grossman	68,033

c/o ADMA Biologics, Inc. 456 Route 17 South Ramsey, NJ 07446 Attention: Adam Grossman Facsimile: (201) 478-5553 Email: agrossman@admabio.com

The Genesis Foundation	38,294

c/o ADMA Biologics, Inc. 456 Route 17 South Ramsey, NJ 07446 Attention: Adam Grossman Facsimile: (201) 478-5553 Email: agrossman@admabio.com